KOHL'S CORPORATION REPORTS JUNE COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - July 9, 2009 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the five-week month ended July 4, 2009 decreased 1.5 percent from the five-week month ended July 5, 2008. On a comparable store basis, sales decreased 5.6 percent.

For the year-to-date period, total sales increased 0.7 percent and comparable store sales decreased 3.8 percent.

Kevin Mansell, Kohl's president and chief executive officer, commented, "June sales again exceeded our expectations. We achieved positive comparable store sales increases in the Southwest region, with the strongest performance in California, and in Accessories and Home from a line-of-business perspective. Apparel businesses were affected by sluggish demand in seasonal categories such as shorts, polos, and swimwear."

	Fiscal Period Ended		% Change This Year
	July 4,	July 5,	All	Comp
($ in millions)	2009	2008	Stores	Stores
June	$ 1,471	$ 1,492	-1.5%	-5.6%
Quarter-to-Date	2,726	2,698	1.0	-3.3
Year-to-Date	6,365	6,323	0.7	-3.8

As of July 4, 2009, the Company operated 1,022 stores in 49 states, compared to 957 stores in 47 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, July 9, 2009, until 8:30 PM EDT on Friday, July 10, 2009. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,022 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $126 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464